BERMAN HOPKINS WRIGHT & LAHAM
CPAS AND ASSOCIATES, LLP

8035 Spyglass Hill Road
Melbourne, FL 32940
Phone: 321-757-2020
Fax: 321-242-4844

www.bermanhopkins.com

255 S. Orange Ave. Suite 1545
Orlando, FL 32801
Phone: 407-841-8841
Fax: 407-841-8849

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-196048, 333-166075, 333-146719 and 333-135616) on Form S-8 of PGT, Inc. of our report dated March 2, 2016, relating to our audit of the consolidated financial statements of WinDoor, Inc. and Subsidiaries as of and for the years ended December 31, 2015 and 2014, included in this Current Report on Form 8-K/A.

Berman Hopkins Wright & LaHam
CPAs and Associates, LLP

Orlando, Florida
May 3, 2016